Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the SunCoke Energy, Inc. Savings Restoration Plan of SunCoke Energy, Inc. of our report dated March 29, 2018 relating to the Statements of Financial Position of the SunCoke Energy, Inc. Savings Restoration Plan as of December 31, 2017 and 2016, and the related Statements of Changes in Plan Equity for the years ended December 31, 2017, 2016 and 2015 included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
March 29, 2018

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